Filed Pursuant to Rule 433

Free Writing Prospectus dated March 14, 2018

Relating to Preliminary Prospectus dated March 13, 2018

Registration Statement No. 333-223625

Explanatory Note

This free writing prospectus is being distributed in order to update the “Summary—Concurrent Share Repurchase” section of the preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) of Hilton Grand Vacations Inc. (the “Company”), and other disclosure contained elsewhere in the Preliminary Prospectus Supplement, since the date the Company filed the Preliminary Prospectus Supplement on March 13, 2018.

Concurrent Share Repurchase

The Preliminary Prospectus Supplement previously disclosed that the Company had the option to repurchase from the selling stockholder up to 4,340,000 shares of the Company’s common stock. On March 14, 2018, the Company elected to repurchase from the selling stockholder 2,500,000 shares of the Company’s common stock.

Pricing of the Public Offering

The number of shares of the Company’s common stock offered by the selling stockholder is 22,250,000. The public offering price of the shares offered and sold by the selling stockholder in the offering to which the Preliminary Prospectus Supplement relates is $46.25 per share.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or 1-866-803-9204.